ETF Opportunities Trust 485BPOS

Exhibit 99.(i)(29)

JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

September 23, 2024

ETF Opportunities Trust

8730 Stony Point Parkway, Suite 205

Richmond, Virginia 23235

RE:	Opinion of Counsel regarding the Registration Statement filed on Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”), and Securities Act of 1933, as amended (the “Securities Act”) (File Nos. 333-234544 and 811-23439)

Ladies and Gentlemen:

We have acted as counsel to ETF Opportunities Trust (the “Trust”), a statutory trust organized under the laws of the state of Delaware and registered under the 1940 Act as an open-end series management investment company.

This opinion relates to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) and is given in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a post-effective amendment under the Securities Act and an amendment under the 1940 Act (collectively, the “Amendment”), each to the Registration Statement. The Amendment relates to the registration of an indefinite number of shares of beneficial interest (collectively, the “Shares”), with no par value per share, for the below listed thirty-one new series of the Trust (the “Funds”).

T-REX 2X LONG GME DAILY TARGET ETF	T-REX 2X LONG RBLX DAILY TARGET ETF
T-REX 2X LONG HOOD DAILY TARGET ETF	T-REX 2X LONG ARM DAILY TARGET ETF
T-REX 2X LONG SMCI DAILY TARGET ETF	T-REX 2X LONG AI DAILY TARGET ETF
T-REX 2X LONG DJT DAILY TARGET ETF	T-REX 2X INVERSE MARA DAILY TARGET ETF
T-REX 2X LONG MARA DAILY TARGET ETF	T-REX 2X INVERSE PLTR DAILY TARGET ETF
T-REX 2X LONG PLTR DAILY TARGET ETF	T-REX 2X INVERSE SHOP DAILY TARGET ETF
T-REX 2X LONG SHOP DAILY TARGET ETF	T-REX 2X INVERSE AMD DAILY TARGET ETF
T-REX 2X LONG AMD DAILY TARGET ETF	T-REX 2X INVERSE NFLX DAILY TARGET ETF
T-REX 2X LONG NFLX DAILY TARGET ETF	T-REX 2X INVERSE BA DAILY TARGET ETF
T-REX 2X LONG BA DAILY TARGET ETF	T-REX 2X INVERSE SNOW DAILY TARGET ETF
T-REX 2X LONG SNOW DAILY TARGET ETF	T-REX 2X INVERSE AVGO DAILY TARGET ETF
T-REX 2X LONG AVGO DAILY TARGET ETF	T-REX 2X INVERSE PANW DAILY TARGET ETF
T-REX 2X LONG PANW DAILY TARGET ETF	T-REX 2X INVERSE TSM DAILY TARGET ETF
T-REX 2X LONG TSM DAILY TARGET ETF	T-REX 2X INVERSE SQ DAILY TARGET ETF
T-REX 2X LONG SQ DAILY TARGET ETF	T-REX 2X INVERSE COIN DAILY TARGET ETF
T-REX 2X LONG COIN DAILY TARGET ETF

We understand that the Amendment is being filed with the Commission pursuant to the requirements of the Securities Act and that our opinion is required to be filed as an exhibit to the Registration Statement.

In reaching the opinions set forth below, we have examined, among other things, copies of the Trust's Certificate of Trust, Agreement and Declaration of Trust, applicable resolutions of the Board of Trustees, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus and statement of additional information for the Funds, substantially in the form in which they are being filed in the Amendment (collectively, the “Prospectus”).

As to any facts or questions of fact material to the opinions set forth below, we have relied exclusively upon the aforesaid documents and upon representations and declarations of the officers or other representatives of the Trust. We have made no independent investigation whatsoever as to such factual matters.

The Prospectus provides for issuance of the Shares from time to time at the net asset value thereof, plus any applicable sales charge. In reaching the opinions set forth below, we have assumed that upon sale of the Shares, the Trust will receive the net asset value thereof.

We have also assumed, without independent investigation or inquiry, that:

(a)	all documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all documents submitted to us for examination are genuine; and all documents and public records reviewed are accurate and complete; and

(b)	all representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, or (ii) made by officers or representatives of the Trust are accurate, true, correct and complete in all material respects.

The Delaware Statutory Trust Act provides that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Agreement and Declaration of Trust provides that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any shareholder, or to call upon any shareholder for the payment of any sum of money or assessment whatsoever other than such as the shareholder may at any time agree to pay. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Funds are unable to meet their obligations and the express limitation of shareholder liabilities is determined not to be effective.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(a)	The Shares to be offered for sale pursuant to the Prospectus are duly and validly authorized by all necessary actions on the part of the Trust; and

(b)	The Shares, when issued and sold by the Trust for consideration pursuant to and in the manner contemplated by the Agreement and Declaration of Trust and the Trust’s Registration Statement, will be validly issued and fully paid and non-assessable, subject to compliance with the Securities Act, the 1940 Act, and the applicable state laws regulating the sale of securities

We express no opinion as to any other matters other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel" in the statement of additional information for the Funds, which is included in the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ PRACTUS, LLP

Practus, LLP